Exhibit 10.3

October [__], 2024

[_______]

RE:	Incentive Bonus Agreement

Dear [_______]:

As an incentive for you to pursue a sale transaction of the GES segment (“GES”) (the “Potential Transaction”) of Viad Corp (the “Company”) and remain for a period of time following the transaction close, the Company is offering you the opportunity to earn the Transaction Incentive Bonus (as defined below) under the terms and conditions of this Transaction Incentive Bonus Agreement (this “Agreement”).  If accepted by your signature below, you and the Company agree to the following terms:

I.	Transaction Incentive Bonus

(a)          Eligibility for Transaction Incentive Bonus
In recognition of your performance, and as an incentive to remain with the Company, you will be eligible to earn a special cash incentive bonus in the aggregate amount of $[_______], payable in two equal installments, subject to your continuous employment through each payment date, except as otherwise stated below, less applicable payroll withholdings and deductions, pursuant to the terms and conditions set forth in this Agreement (the “Transaction Incentive Bonus”).

Subject to the terms of this Agreement, you will be eligible to receive (i) one-half of the Transaction Incentive Bonus (the “First Installment”) payable at the closing of the Potential Transaction (the “Closing Date”) contingent upon remaining continuously employed by the Company on a full-time basis in good performance standing through and including the Closing Date, and (ii) the remaining one-half of the Transaction Incentive Bonus (the “Second Installment”) payable on the date that is six (6) months following the Closing Date (the period from the Closing Date through the end of such six (6) month period, the “Post-Close Period”), contingent upon you remaining continuously employed by the Company (or the successor to the Company or GES) on a full-time basis in good standing through the Post-Close Period.

Notwithstanding anything to the contrary in this Agreement, in the event that the Potential Transaction is deemed to be a Change in Control (as defined below), you will not be eligible to receive the First Installment and the First Installment will be forfeited. For the avoidance of doubt, you will remain eligible to receive the Second Installment in accordance with, and subject to the terms and conditions, set forth in this Agreement.

(b)          Impact of a Qualifying Termination on Second Installment

Notwithstanding the foregoing Section I(a), if during the Post-Close Period, your employment is terminated (i) without Cause or for Good Reason (each as defined below), the Second Installment will be paid in full to you as soon as practicable following such termination; or (ii) due to your Retirement, death or Disability (each as defined below, and a termination of employment as described in (i) or (ii), a “Qualifying Termination”), you will receive a pro-rated portion of the Second Installment based on a fraction, the numerator of which is the number of days that you were employed during the Post-Close Period and the denominator of which is 180, which pro-rated Second Installment will be paid to you as soon as practicable following such termination, in either case, subject to your execution and non-revocation of an effective Release as described below.

In order to earn the payment described in this Section I(b) in connection with a Qualifying Termination, you must execute and return a general waiver and release (the “Release”) in a form provided by the Company (or the successor to the Company or GES)  within the applicable deadline set forth therein and not revoke the Release within the revocation period (if any) set forth therein; provided, however, that in no event may the applicable time period or revocation period extend beyond 60 days following your Qualifying Termination date.

If earned, the Transaction Incentive Bonus payment described in this Section I(b) will be paid to you in a lump sum cash amount, less applicable payroll withholdings and deductions, on the first administratively practicable payroll date following the date the Release is effective and can no longer be revoked.

If you experience any termination of employment prior to the Closing Date, you shall no longer be eligible for or entitled to any payments under this Agreement. If you experience a termination other than a Qualifying Termination during the Post-Close Period, you shall no longer be eligible for or entitled to the Second Installment.

II.	Definitions

“Cause” has the same definition used in the Severance Plan.

“Change in Control” has the same definition used in the Plan.

“Disability” means that you have become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers recipient, as determined by a medical provider mutually agreed-upon by the Company (or the successor to the Company or GES) and you.

“Good Reason” has the same definition used in the Severance Plan.

“Plan” means the 2017 Viad Corp Omnibus Incentive Plan, as amended and restated effective May 24, 2022.

“Retirement” means that you have voluntarily resigned after attaining at least 65 years of age and 10 years of service with the Company and any successor to the Company or to all or a portion of the Company’s business.

“Severance Plan” means the Viad Corp Executive Severance Plan (Tier I – 2013), as amended from time to time.

III.	IRS Code Section 409A

It is intended that all payments provided for under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder or any state law of similar effect (“Section 409A”), including but not limited to the exemption provided under Treasury Regulations Section 1.409A-1(b)(4) and in all cases will be paid not later than March 15 of the year following the year in which your right to such amount became vested, and any ambiguities herein shall be interpreted accordingly.  It is intended that each installment of any benefit payable under this Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i).  To the extent that an exemption from Section 409A is not available, the payments provided under this Agreement are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly; if and to the extent necessary to avoid adverse tax consequences under Section 409A, any Transaction Incentive Bonus payment provided in connection with your Qualifying Termination shall not be payable unless and until you have incurred a “separation from service” as such term is defined in Treasury Regulations Section 1.409A-1(h) and, if the period during which you may consider and sign the Release spans two (2) calendar years, such payment will not be made until the later calendar year.

IV.	Miscellaneous

The Agreement is intended to provide a financial incentive to you and does not confer any rights to continued employment upon you.  Your rights and obligations under this Agreement will be governed by and interpreted, construed and enforced in accordance with the laws of Delaware without regard to its or any other jurisdiction’s conflicts of laws principles.  You and the Company hereby agree and consent to be subject to the exclusive jurisdiction and venue of the state and federal courts located in Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.

Neither this Agreement nor any of your rights and obligations under this Agreement may be assigned, transferred or otherwise disposed of by you. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which you are principally involved.

This Agreement is the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the Transaction Incentive Bonus, and it supersedes and replaces any other agreements (whether written or unwritten) you may have with the Company concerning these matters; provided, however, that, for the avoidance of doubt, this Agreement does not supersede any severance or change in control benefits you may be entitled to under your written employment agreement or other written agreement with the Company, and any payments or benefits you are eligible for under any Company plan.  This Agreement is entered into without reliance on any promise or representation (written or unwritten) other than those expressly contained herein.  The terms of this Agreement may not be modified or amended except in a written agreement signed by you and a duly authorized officer of the Company.

Sincerely,

Viad Corp

/s/ Steve Moster
Steve Moster
CEO

ACKNOWLEDGMENT AND ACCEPTANCE

Accepted and Agreed:

Date:
[_______]